As filed with the Securities and Exchange Commission on March 3, 2014

Registration No. 333-[            ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

OKLAHOMA	73-1520922
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

100 West Fifth Street

Tulsa, Oklahoma 74103

(918) 588-7000

(Address, including zip code and telephone number, including area code,

of registrant’s principal executive offices)

ONEOK, Inc. 401(k) Plan

(Formerly known as “Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries”)

(Full title of the Plan)

STEPHEN W. LAKE

Senior Vice President, General Counsel and Assistant Secretary

100 West Fifth Street

Tulsa, Oklahoma 74103

(918) 588-7000

(Name, address and telephone number of agent for service)

Copies to:

JORDAN B. EDWARDS	ERIC GRIMSHAW
GABLEGOTWALS	Vice President, Associate General Counsel and
100 West Fifth Street, Suite 1100	Corporate Secretary
Tulsa, Oklahoma 74103	100 West Fifth Street
(918) 595-4800	Tulsa, Oklahoma 74103
(918) 588-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common stock, par value $0.01 per share	500,000	$58.97	$29,485,000	$3,797.67

(1)	This registration statement includes 500,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of ONEOK, Inc. (the “Company” or “our”) for issuance under the ONEOK, Inc. 401(k) Plan (formerly known as the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries) (the “401(k) Plan”). These shares represent an increase in the number of shares of Common Stock authorized for issuance under the 401(k) Plan.
(2)	This registration statement, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), covers an indeterminate number of additional shares of our Common Stock with respect to the shares registered hereunder in the event of a stock split, stock dividend or similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 401(k) Plan.
(3)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee (based on the average of the highest and lowest sale prices of our Common Stock on the New York Stock Exchange on February 25, 2014, which is a date within five business days prior to the date of filing of this registration statement).

EXPLANATORY NOTE

Pursuant to General Instruction E. of Form S-8 under the Securities Act, this registration statement of the Company on Form S-8 is being filed in order to register 500,000 additional shares of the Company’s Common Stock which may be issued from time to time under the Company’s 401(k) Plan. The contents of the earlier registration statements on Form S-8, filed on December 21, 2012 (SEC File No. 333-185633), December 20, 2011 (SEC File No. 333-178622), December 21, 2010 (SEC File No. 333-171308), February 24, 2010 (SEC File No. 333-165044), February 26, 2009 (SEC File No. 333-157548), August 4, 2008 (SEC File No. 333-152748), February 12, 2007 (SEC File No. 333-140629), November 28, 1997 (SEC File No. 333-41263) and the post-effective amendment No. 1 to Form S-8 Registration Statement filed on April 19, 1999 (SEC File No. 333-41263), respectively, are incorporated by reference into this registration statement, and are supplemented by the information set forth below.

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “SEC”) are incorporated herein by reference:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

(b)	the Company’s Current Reports on Form 8-K dated January 9, 2014, January 14, 2014, January 15, 2014, January 17, 2014, January 30, 2014, February 5, 2014 and February 21, 2014, but excluding in each portions of those reports and the exhibits related thereto that were furnished under Items 2.02 or 7.01;

(d)	the 401(k) Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2012; and

(e)	the description of our Common Stock contained in our Form 8-A registration statement filed with the SEC on November 21, 1997, including any amendment or report filed for the purpose of updating that description.

In addition, all documents filed subsequent to the date hereof by the Company or the employee benefit plan described above pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 6.	Indemnification of Directors and Officers.

The Company, as an Oklahoma corporation, is empowered by Section 1031 of the Oklahoma General Corporation Act, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal or administrative) in which such person is made or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of the Company or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of the Company, Section 1031 prohibits indemnification if such person is adjudged to be liable to the Company, unless such indemnification is allowed by a court of competent jurisdiction. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise.

The certificate of incorporation of the Company provides that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

Article VIII of the Company’s bylaws provides that directors and officers of the Company shall be indemnified by the Company to the fullest extent permitted by the Oklahoma General Corporation Act, including the advance of related expenses. Pursuant to Article VIII of the bylaws of the Company, upon authorization and determination (i) by the board of directors by a majority of a quorum consisting of directors who were not parties to the action, suit, or proceeding involved; (ii) by a committee of directors designated by a majority vote of directors, even though less than a quorum; (iii) if a quorum of disinterested directors is not obtainable, or even if obtainable and a quorum of disinterested directors so directs, by independent counsel in a written opinion; or (iv) by the shareholders, the Company is obligated to indemnify any person who incurs liability by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a member of any committee or similar body, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of the Company, no indemnification will be made if such person shall be adjudged to be liable to the Company, unless such indemnification is allowed by a court of competent jurisdiction.

The Company has entered into indemnification agreements with certain of its directors and executive officers. These indemnification agreements provide that the Company is obligated to indemnify the specified director or executive officer to the fullest extent permitted by law. The agreements provide that, upon request by a director or executive officer, the Company is obligated to advance expenses for defense of a claim made against the director or executive officer. The obligation of the Company to indemnify the director or executive officer is subject to applicable law and the determination by a “reviewing party” selected by the board of directors that the director or executive officer is entitled to indemnification. In addition, the agreements obligate the Company to indemnify the specified executive officer or director to the extent of the Company’s recoveries under insurance policies regardless of whether the director or executive officer is ultimately determined to be entitled to indemnification. The agreements also provide for partial indemnification if a portion of a claim for indemnification is not allowed by the reviewing party appointed by the board of directors.

The Company provides liability insurance for its directors and officers which provides for coverage against loss from claims made against officers and directors in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

It is recognized that the above-summarized provisions of the Company’s bylaws, the indemnification agreements and the applicable provisions of the Oklahoma General Corporation Act may be sufficiently broad to indemnify officers, directors and controlling persons of the Company against liabilities arising under such act.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	ONEOK, Inc. 401(k) Plan as amended and restated effective January 1, 2014

5.1	Opinion of GABLEGOTWALS

23.1	Consent of GABLEGOTWALS (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of BKD, LLP

24.1	Power of Attorney (included herein)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa and the State of Oklahoma, on the 3rd day of March, 2014.

ONEOK, INC.

By:	/s/ Derek S. Reiners
Derek S. Reiners
Senior Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Terry K. Spencer and Derek S. Reiners, and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the Company and to file any amendments to this registration statement, including post effective amendments, and to do any and all acts they or either of them determines may be necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of this registration statement.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on this 3rd day of March, 2014.

Signature	Title

/s/ John W. Gibson	Chairman of the Board
John W. Gibson

/s/ Terry K. Spencer	Director, Chief Executive Officer and President
Terry K. Spencer

/s/ James C. Day	Director
James C. Day

/s/ Julie H. Edwards	Director
Julie H. Edwards

/s/ William L. Ford	Director
William L. Ford

/s/ Bert H. Mackie	Director
Bert H. Mackie

/s/ Steven J. Malcolm	Director
Steven J. Malcolm

/s/ Derek S. Reiners	Senior Vice President, Chief Financial Officer and Treasurer
Derek S. Reiners

/s/ Jim W. Mogg	Director
Jim W. Mogg

/s/ Pattye L. Moore	Director
Pattye L. Moore

/s/ Gary D. Parker	Director
Gary D. Parker

/s/ Mike Miers	Vice President and Chief Accounting Officer
Mike Miers

/s/ Eduardo A. Rodriguez	Director
Eduardo A. Rodriguez

EXHIBIT INDEX

Exhibit No.	Description

4.1	ONEOK, Inc. 401(k) Plan as amended and restated effective January 1, 2014

5.1	Opinion of GABLEGOTWALS

23.1	Consent of GABLEGOTWALS (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of BKD, LLP

24.1	Power of Attorney (included herein)